Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Selects Anders Gustafsson as Chief Executive Officer

Co-founder Ed Kaplan retires as CEO and chairman of the board;

Board elects Michael A. Smith as new chairman

Vernon Hills, IL, September 4, 2007 — Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that Anders Gustafsson will become chief executive officer and a member of the board of directors, effective September 4, 2007. Mr. Gustafsson succeeds Edward L. Kaplan, Zebra’s chairman and CEO who is retiring after 37 years. Mr. Kaplan co-founded Zebra with Gerhard Cless, who is currently executive vice president and a member of the board of directors. Mr. Kaplan has agreed to remain on the board for the remainder of his term, through the next annual meeting of stockholders in May 2008, and he will also serve as a consultant to Mr. Gustafsson.

Prior to joining Zebra Technologies, Mr. Gustafsson, age 47, served as CEO of Spirent Communications plc, a leading publicly traded telecommunications company. At Spirent, Mr. Gustafsson redirected that company’s growth strategy, divested non-core operations, integrated historic acquisitions and streamlined the organization to realize significant cost savings. Prior to Spirent, he was senior executive vice president, global business operations, of Tellabs, Inc. While at Tellabs, Mr. Gustafsson also served as president, Tellabs International, as well as president, global sales, and vice president and general manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola and Network Equipment Technologies.

Zebra’s board of directors selected Mr. Gustafsson based on his record of business accomplishments as well as his technical and manufacturing expertise, sales and marketing capabilities and substantial international experience.

“Anders Gustafsson is the right choice as Zebra’s next CEO,” stated Mr. Kaplan. “I look forward to assisting him as we continue to enhance our record on the strong platform that has been built over the past several years. I believe that he is an unusually talented person who can take Zebra forward in new ways to create additional value for our stockholders.”

Mr. Gustafsson has an M.B.A. from the Harvard Graduate School of Business and a Master of Science degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden. He was a Fulbright Scholar and received numerous fellowships and scholarships for academic excellence.

Commenting on his appointment, Mr. Gustafsson said, “I am excited about working with Zebra’s leadership team to develop and execute on strategies to achieve full potential for our stockholders. Zebra has established a leading position in its industry, and is poised to grow its business substantially.”

As a part of the change in executive leadership, Michael A. Smith, a Board member since 1991, will become chairman of the board of directors. Mr. Smith stated, “All of us at Zebra enthusiastically look forward to working with Anders to discover new business opportunities and to drive growth.”

Zebra Technologies Corporation helps companies identify, locate and track assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90% of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at http://www.zebra.com.

Inquiries:

For information about Zebra Technologies, contact:

Investors:

Douglas A. Fox, 847-793-6735

Media:

Michelle Meek, Outlook Marketing Services

312-873-3424